Exhibit 99.1
June 20, 2003

                                                           FOR IMMEDIATE RELEASE
For more information, contact:
      Nick Kormeluk, Investor Relations
            208/395.6622
      Ertharin Cousin, Media Relations
            208/395.6477


             ALBERTSONS RESPONDS TO UNSOLICITED "MINI-TENDER" OFFER


     BOISE, ID- Albertsons (NYSE: ABS) announced today that it has been notified of a so-called "mini-tender" offer by TRC Capital to purchase up to 6 million shares of its common stock, which represents less than two percent of shares outstanding. The Company noted the TRC's unsolicited offer of $18.85 per share was more than four percent below the $19.75 per share closing price of its stock on June 16, 2003, the day before the offer was commenced.

     Albertsons strongly recommends against tendering shares in response to this unsolicited offer and urges stockholders who are considering selling their shares in response to the offer by TRC should acquire the current market quotations for their shares, consult with their financial advisors, and exercise caution with respect to this unsolicited "mini-tender" offer.

     TRC Capital has made many such "mini-tender" offers for its profit. These offers are devised to seek less than five percent of a company's outstanding shares, which limits oversight by the U.S. Securities and Exchange Commission
(SEC) because they are below the SEC's threshold to provide disclosure and procedural protections for investors. The SEC has issued an investor alert on these "mini-tender" offers, noting that in making the offers at below-market prices, "bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." Investors are urged to consult with their broker or financial advisor on such matters, and the SEC warns that investors should not assume that a premium over
                                     -MORE-

Page 2
Albertsons Responds to Unsolicited "Mini-Tender" Offer

the market price is being offered for their shares. This advisory may be found on the SEC web site, at www.sec.gov/investor/pubs/minitend.htm. The Canadian Securities Administration has also issued an advisory titled "Mini-Tender Offers- Watch Out for Mini-Tender Offers at Below Price!"
www.osc.gov.on.ca/en/About/NewsReleases/1999/nr_19990927_mini.htm.

     Albertsons is one of the world's largest food and drug retailers, with annual revenues of approximately $36 billion. Based in Boise, Idaho, the Company employs more than 200,000 employees and operates approximately 2,300 retail stores in 31 states across the United States, under banners including Albertsons, Jewel-Osco, Acme, Albertsons-Osco, Albertsons-Sav-on, Sav-on Drugs, Osco Drug, Max Foods, Super Saver.

                                       ###